UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  November 12, 2012

FOREST OIL CORPORATION

(Exact name of registrant as specified in its charter)

New York

(State or other jurisdiction of incorporation)

1-13515	25-0484900
(Commission File Number)	(IRS Employer Identification No.)

707 17th Street, Suite 3600, Denver, Colorado	80202
(Address of principal executive offices)	(Zip Code)

303.812.1400

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On November 12, 2012, the Compensation Committee (the “Committee”) of the Board of Directors of Forest Oil Corporation (“Forest” or the “Company”) granted phantom stock unit awards for retention purposes to certain Company officers.  The recipients of the awards include Messrs. Michael N. Kennedy, Glen J. Mizenko, and Cyrus D. Marter IV, who respectively serve as the Executive Vice President and Chief Financial Officer, the Senior Vice President, Mid-Continent Region, and the Senior Vice President, General Counsel and Secretary.  Mr. Kennedy received an award of 78,500 units, and Messrs. Marter and Mizenko each received awards of 120,000 units.  The phantom stock unit awards may be settled only in cash and represent the right to receive, upon vesting, the value of a share of stock for each unit awarded.  The awards vest over a four-year period in accordance with the following schedule: (i) 10% on the first anniversary of the grant date; (ii) 20% on the second anniversary of the grant date; (iii) 30% on the third anniversary of the grant date; and (40%) on the fourth anniversary of the grant date.  The form of award agreement does not provide for automatic vesting upon the occurrence of a Corporate Change (as defined in the agreement), and instead provides for accelerated vesting of the awards if (i) the executive is terminated due to death, Disability (as defined in the agreement), or Involuntary Termination (as defined in the agreement), or (ii) if, following a Corporate Change, the successor entity does not assume the award agreement or replace it with an award agreement that is substantially similar in all material economic respects.

In addition to his phantom stock unit award, Mr. Kennedy was granted a time-based cash award in the amount of $281,370 (the “Time-Based Cash Award”), effective November 12, 2012, also for retention purposes.  The Time-Based Cash Award was not granted under, and is not subject to, the Company’s 2007 Stock Incentive Plan.   The value of the Time-Based Cash Award tracks the increase and decrease in the value of Forest’s common stock and is payable in cash to Mr. Kennedy in accordance with the same vesting schedule as the phantom stock units.  The form of award agreement does not provide for automatic vesting upon the occurrence of a Change of Control (as defined in the agreement), and instead provides for accelerated vesting of the awards if (i) Mr. Kennedy is terminated due to death, Disability (as defined in the agreement), or Involuntary Termination (as defined in the agreement), or (ii) if, following a Change of Control, the successor entity does not assume the award agreement or replace it with an award agreement that is substantially similar in all material economic respects.

The foregoing does not purport to be a complete description of all the terms and conditions of the phantom stock unit awards or the Time-Based Cash Award, and is qualified in its entirety to the full text of the forms of Phantom Stock Unit Agreement and Time-Based Cash Award Agreement attached to this Current Report on Form 8-K as exhibits 10.1 and 10.2, respectively, and incorporated herein by reference.

Item 8.01.                                        Other Events.

On November 8, 2012, the Committee approved a new clawback policy (the “Clawback Policy”) that allows the Committee to seek recovery of performance-based compensation that was paid to an executive officer during the three years prior to any restatement of the Company’s financial statements, if it is determined that such restatement was the result of intentional or unlawful misconduct on the part of such officer that materially contributed to the need for such restatement.

The foregoing does not purport to be a complete description of the Clawback Policy, and is qualified in its entirety to the full text of the Clawback Policy attached to this Current Report on Form 8-K as exhibit 99.1 and incorporated herein by reference.

Item 9.01.                                        Financial Statements and Exhibits.

(d)                                 Exhibits.

Exhibit	Description

10.1	Form of Phantom Stock Unit Agreement (4-Year Pro-Rated Vesting).
10.2	Form of Time-Based Cash Award Agreement.
99.1	Clawback Policy.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOREST OIL CORPORATION
(Registrant)

Dated: November 14, 2012	By	/s/ Cyrus D. Marter IV
Cyrus D. Marter IV
Senior Vice President, General
Counsel and Secretary

INDEX TO EXHIBITS FILED WITH THE CURRENT REPORT ON FORM 8-K

Exhibit	Description

10.1	Form of Phantom Stock Unit Agreement (4-Year Pro-Rated Vesting).
10.2	Form of Time-Based Cash Award Agreement.
99.1	Clawback Policy.